Exhibit 99.1

XO Announces Completion of Financial Restructuring

1/16/03

Company Emerges From Chapter 11 with Significantly Reduced Debt

Reston, VA — XO Communications, Inc., a national broadband communications service provider, announced today that its restructuring has been completed and that it has emerged from Chapter 11 pursuant to the stand-alone plan of reorganization approved by the bankruptcy court.

“We have emerged from our restructuring with a vastly improved capital structure which will better enable us to use our state-of-the-art national broadband network and financial resources to meet the needs of business customers by providing the innovative service offerings that customers have come to expect from XO,” said Nate Davis, President and COO at XO Communications. “This is a brand new day for XO. Our customers, who have stood by us throughout this process, and our employees who have continued to demonstrate their dedication by providing reliable and high quality solutions that business customers desire, have allowed us to succeed. We believe the loyalty that our customers have shown throughout this difficult restructuring process evidences the value businesses continue to see in our solutions and services.”

Effective with its emergence from Chapter 11, XO’s capital structure has been significantly improved so that its sole long term debt is approximately $500 million, down from $5.1 billion and even that debt will not be required to pay cash interest until XO achieves the financial targets specified under the related Credit Agreement. The new credit facility is secured by all of the assets of the company, other than approximately $275 million in cash and cash equivalents held in accounts with respect to which liens were released in connection with the closing of the restructuring. As of September 30, 2002, XO had cash and cash equivalents on hand of approximately $554 million.

“Now that the restructuring process is complete, XO is poised for continued growth,” said Carl Icahn, the well-known financier who now holds a controlling position in reorganized XO, and who also has assumed the role of Chairman of the Board. “Now that it is no longer burdened by excessive debt, XO will continue to seek opportunities to grow its business, both through ongoing acquisitions of individual customers and through acquisitions of companies or assets, where appropriate. I believe the telecommunications sector continues to provide significant opportunities to acquire undervalued assets and customers and integrate them with XO’s world-class operations and assets.”

Entities controlled by Mr. Icahn hold as of the effective date, more than eighty percent of the outstanding common stock of reorganized XO. XO’s senior secured lenders, other than those lenders controlled by Mr. Icahn, and XO’s former bondholders and general unsecured creditors will hold the remaining outstanding common stock. XO’s former bondholders and general unsecured creditors will also receive warrants to purchase shares of common stock representing an aggregate of 25% of the initially outstanding common stock of reorganized XO. The warrants are exercisable over a seven-year period at purchase prices ranging from $6.25 to $10.00 per share.

The initial distribution of the new common stock to XO’s former creditors is expected to begin promptly with this announcement, though a reserve will be established until certain general unsecured bankruptcy claims disputes are resolved and all final distributions can be made. More detailed information with respect to the plan and distributions can be found in the plan of reorganization.

As a result of its emergence from Chapter 11, XO will implement “Fresh Start” accounting provisions. As a result, the Company’s financial statements published for periods following the implementation of “Fresh Start” accounting will not be comparable with prior periods.

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services for business customers, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled a world-class set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

For more information contact:

Kara Palamaras / XO Communications
Media and Industry Analysts
703-547-2011 or 703-906-3579

Michelle Heath/ XO Communications
Financial Analysts
703-547-2476

     The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of XO. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. Other important factors that could cause actual events or results to be materially different from the forward-looking statements include: court approval of motions or other matters prosecuted by the Company from time to time in the chapter 11 case, including but not limited to post “effective date” matters in connection with its chapter 11 case. XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.